Exhibit 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400

Release Date:           August 3, 2012
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER OF FISCAL 2012

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended June 30, 2012 of $272,000 compared to a net income of $364,000 for the three months ended June 30, 2011. On a per share basis, the Company is reporting net income of $0.05 per share for the quarter ended June 30, 2012, compared to a net income of $0.06 per share for the quarter ended June 30, 2011.  Additionally, the Company reported net income of $1.7 million, or $0.29 per share, for the nine months ended June 30, 2012 compared to a net loss of $5.1 million, or $0.86 per share, for the nine months ended June 30, 2011.

The provision for loan losses was $335,000 for the quarter ended June 30, 2012 compared to $600,000 for the quarter ended June 30, 2011.  For the nine months ended June 30, 2012, the provision for loan losses was $360,000 compared to $10.6 million for the nine months ended June 30, 2011. The $10.3 million decrease in the provision for loan losses for the nine months ended June 30, 2012 reflects, among other factors, a $6.3 million, or 71.7%, decrease in net charge-offs during the first nine months in fiscal 2012 compared to first nine months of fiscal 2011, as well as an overall improvement in the trend in the Company’s level of problem assets. At June 30, 2012, the Company’s total non-performing assets and performing troubled debt restructurings totaled $23.1 million compared to $31.6 million at September 30, 2011, an improvement of $8.5 million, or 26.8%. As of June 30, 2012, the balance of the allowance for loan losses was $8.0 million, or 75.1% of non-accruing loans, compared to an allowance for loan losses of $10.0 million or 54.5% of non-accruing loans at June 30, 2011.

At June 30, 2012, the Company’s total non-accrual loans amounted to $10.6 million. Total non-accruing loans decreased by $1.1 million on a linked quarter basis due primarily to a $512,000 repayment received on a non-performing participation interest in a construction and development loan.

The Company’s net interest income for the three and nine months ended June 30, 2012 was $4.3 million and $13.2 million, respectively, a decrease of $697,000 and $1.5 million, respectively compared to the three and nine month periods ended June 30, 2011.  The Company's net interest rate spread of 2.67% and net interest margin of 2.80% for the three months ended June 30, 2012 decreased when compared to a net interest rate spread of 3.03% and a net interest margin of 3.16% for the third quarter of fiscal 2011. Similarly, the Company's net interest rate spread of 2.70% and net interest margin of 2.84% for the first nine months of fiscal 2012 decreased when compared to a net interest rate spread of 2.89% and a net interest margin of 3.03% for the first nine months of fiscal 2011.

The Company’s interest and dividend income decreased by $1.1 million in the three month period ended June 30, 2012 compared to the three month period ended June 30, 2011.  Interest income decreased in the three months ended June 30, 2012 from the prior comparable period in fiscal 2011 due primarily to a $1.1 million, or 16.2%, decrease in interest earned on loans.  During the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011, the average yield on the Company’s loan portfolio decreased by 37 basis points to 4.99% from 5.36%. The average balance of loans receivable decreased by $53.0 million, or 10.1%, in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011, due primarily to a decline in overall loan demand, as well as the lending restrictions imposed under the Supervisory Agreement that the Bank entered into with the Office of Thrift Supervision in October 2010. Interest income earned on investment securities increased by $20,000 during the quarter ended June 30, 2012 compared to the same period in fiscal 2011.  The average balance of our investment securities increased by $7.5 million during the three months ended June 30, 2012 compared to the prior fiscal year period, which more than offset a seven basis point decrease in the average yield earned on investment securities.

The Company’s interest and dividend income decreased by $2.9 million in the nine month period ended June 30, 2012 compared to the nine month period ended June 30, 2011.  Interest income decreased in the nine months ended June 30, 2012 from the prior comparable period in fiscal 2011 due primarily to a $3.0 million reduction in interest income earned on loans, reflecting a decline in the average balance of loans receivable and lower average yields on loans in the fiscal 2012 period.  During the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011, the average yield on the Company’s loan portfolio decreased by 26 basis points to 5.07% from 5.33%. The average balance of loans receivable decreased by $51.3 million, or 9.6%, in the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011, due primarily to a decline in overall loan demand, the securitization and sale of approximately $10.7 million of fixed-rate first mortgage loans during the first quarter of fiscal year 2012, as well as the lending restrictions imposed under the Supervisory Agreement that the Bank entered with the Office of Thrift Supervision in October 2010. The average yield on investment securities increased to 1.99% for the nine months ended June 30, 2012 from 1.95% for the same period in fiscal 2011 and the average balance of our investment securities increased by $8.5 million during the nine months ended June 30, 2012 compared to the prior fiscal year period.

The Company’s interest expense for the three month period ended June 30, 2012 was $2.0 million, a decrease of $412,000 from the three month period ended June 30, 2011. There was a $408,000 decrease in interest expense on deposits and a $4,000 decrease in interest on FHLB borrowings during the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011.  The average balance of deposit accounts decreased by $23.4 million, or 4.4%, in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011, due primarily to a $12.0 million decrease in the average balance of certificates of deposit and a $12.9 million decrease in money market accounts. The average rate paid on deposits decreased to 1.24% for the third quarter of fiscal 2012 from 1.49% for the third quarter of fiscal 2011. The average rate paid on borrowed funds increased to 3.52% in the third quarter of fiscal 2012 compared to 3.48% in the third quarter of fiscal 2011.

The Company’s interest expense for the nine month period ended June 30, 2012 was $6.4 million, a decrease of $1.4 million from the nine month period ended June 30, 2011. There was a $1.4 million decrease in interest expense on deposits and a $21,000 decrease in interest on FHLB borrowings during the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011.  The average balance of deposit accounts decreased by $26.7 million, or 4.9%, in the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011, due primarily to a $25.2 million decrease in the average balance of higher costing certificates of deposit. The average rate paid on deposits decreased to 1.31% for the first nine months of fiscal 2012 from 1.59% for the first nine months of fiscal 2011. The average rate paid on borrowed funds increased to 3.53% in the first nine months of fiscal 2012 compared to 3.49% in the first nine months of fiscal 2011.

The Company's other, or non-interest, income increased by $72,000 to $506,000 for the three months ended June 30, 2012 from the comparable prior year period. The increase in other income during the third quarter of fiscal 2012 was due in part to a $40,000 gain recorded on the sale of investment securities. In addition, primarily as a result of certain commercial properties being acquired as other real estate owned (“REO”) during fiscal year 2011 and which we have rented to tenants, our other income included a $104,000 increase in REO rental income in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011.  These increases were partially offset by a $49,000 loss recognized on the sale of REO in the third quarter of fiscal 2012 and an $11,000 decrease in service charges and other fees during the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011.

The Company's other, or non-interest, income increased by $1.1 million to $2.4 million for the nine months ended June 30, 2012 from the comparable prior year period. The increase in other income during the first nine months of fiscal 2012 was due to a $415,000 gain on the securitization and sale of $10.7 million of long-term fixed-rate residential mortgage loans during the first quarter of fiscal 2012 and a $248,000 gain on the sale of $11.5 million of investment securities during the nine months ended June 30, 2012. Additionally, there was an increase in REO rental income in the amount of $503,000 during the nine months ended June 30, 2012 compared to the nine months ended June 30, 2011.

Other, or non-interest, expense of the Company decreased by $304,000 for the third quarter ended June 30, 2012 over the comparable prior fiscal year period. The decrease in other operating expenses in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011 was due primarily to a $106,000 decrease in other real estate owned expense, a $154,000 decrease in professional fees and a $109,000 decrease in federal deposit insurance premiums.  These decreases were partially offset by a $56,000 increase in salaries and employee benefits in the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011.  For the third quarter of fiscal 2012, the Company had an income tax expense of $32,000 due primarily to the recognition of $304,000 in pre-tax income.  The application of the net operating loss carryforward in the comparable fiscal 2011 period and permanent book to tax differences applied to the $360,000 pre-tax income in the third quarter of fiscal 2011 resulted in an income tax benefit of $4,000 for the three months ended June 30, 2011.

Other, or non-interest, expense of the Company decreased by $535,000 for the nine months ended June 30, 2012 over the comparable prior fiscal year period. The decrease in other operating expenses in the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011 was due primarily to a $326,000 decrease in other real estate owned expense and a $359,000 decrease in federal deposit insurance premiums, due to a lower deposit base in the fiscal 2012 period.  These decreases were partially offset by a $211,000 increase in salaries and employee benefits and a $98,000 increase in data processing in the nine months ended June 30, 2012 compared to the nine months ended June 30, 2011. For the first nine months of fiscal 2012, the Company had an income tax expense of $620,000 compared to an income tax benefit of $3.0 million for the first nine months of fiscal 2011.  The increase in income tax expense for the nine months ended June 30, 2012 was primarily due to the recognition of $2.4 million in pre-tax income during the nine months ended June 30, 2012 compared to an $8.1 million pre-tax loss during the first nine months of fiscal 2011.

The Company’s total assets amounted to $654.1 million at June 30, 2012 compared to $666.6 million at September 30, 2011.  The primary reason for the $12.5 million decrease in assets during the first nine months of fiscal 2012 was a $40.4 million decrease in net loans receivable and a $4.1 million decrease in REO at June 30, 2012 compared to September 30, 2011. Partially offsetting such decreases was an increase in cash and cash equivalents in the amount of $26.7 million and a $7.3 million increase in investment securities. The $4.1 million decrease in REO at June 30, 2012 compared to September 30, 2011, was primarily due to $4.4 million in net sales of REO properties, at a net loss of $70,000, and $812,000 in reductions to collateral fair values, which are included in other real estate owned expense during the first nine months of fiscal 2012. The Company’s total REO amounted to $4.2 million at June 30, 2012 compared to $8.3 million at September 30, 2011.

Total deposits decreased $16.2 million to $538.2 million at June 30, 2012 compared to $554.5 million at September 30, 2011. Total FHLB advances decreased by $758,000 to $48.3 million compared to $49.1 million at September 30, 2011.

Shareholders’ equity increased by $1.9 million to $62.2 million at June 30, 2012 compared to $60.3 million at September 30, 2011 due primarily to an increase in retained earnings. Net income during the first nine months of fiscal 2012 in the amount of $1.7 million increased retained earnings to $38.4 million at June 30, 2012 compared to the $36.6 million at September 30, 2011.

Malvern Federal Bancorp, Inc. is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.

SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At June 30, 2012	At September 30, 2011
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$654,051	$666,568
Loans receivable, net	465,618	506,019
Securities held to maturity	679	3,797
Securities available for sale	84,795	74,389
FHLB borrowings	48,340	49,098
Deposits	538,245	554,455
Shareholders’ equity	62,204	60,284
Total liabilities	591,847	606,284
Allowance for loan losses	7,983	10,101
Non-accrual loans	10,628	12,915
Non-performing assets	14,844	21,236
Performing troubled debt restructurings	8,258	10,340
Non-performing assets and performing troubled debt restructurings	23,102	31,576

	Three Months Ended June 30,
	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$6,321	$7,430
Total interest expense	2,016	2,428
Net interest income	4,305	5,002
Provision for loan losses	335	600
Net interest income after provision for loan losses	3,970	4,402
Total other income	506	434
Total other expense	4,172	4,476
Income tax expense (benefit)	32	(4)
Net income	$272	$364
Net earnings per share	$0.05	$0.06
Dividends declared per share	$-	$-

	Nine Months Ended June 30,
	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$19,667	$22,548
Total interest expense	6,420	7,839
Net interest income	13,247	14,709
Provision for loan losses	360	10,642
Net interest income after provision for loan losses	13,037	4,067
Total other income	2,374	1,305
Total other expense	12,899	13,434
Income tax expense (benefit)	620	(2,983)
Net income (loss)	$1,742	$(5,079)
Net earnings (loss) per share	$0.29	$(0.86)
Dividends declared per share	$-	$0.03

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	4.11%	4.69%	4.21%	4.64%
Average rate on interest-bearing liabilities	1.44	1.66	1.51	1.75
Average interest rate spread(2)	2.67	3.03	2.70	2.89
Net interest margin(3)	2.80	3.16	2.84	3.03
Total non-interest expense to average assets	2.57	2.67	2.62	2.61
Efficiency ratio(4)	86.72	83.34	82.58	83.89
Return on average assets	0.17	0.22	0.35	(0.99)
Return on average equity	1.74	2.39	3.75	(10.56)

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	2.26%	3.51%	2.26%	3.51%
Non-performing assets as a percent of total assets	2.27	3.65	2.27	3.65
Non-performing assets and performing troubled debt restructurings as a percent of total assets	3.53	5.42	3.53	5.42
Allowance for loan losses as a percent of non-accrual loans	75.11	54.57	75.11	54.57

Capital Ratios(5):
Total risk-based capital to risk weighted assets	14.13%	12.03%	14.13%	12.03%
Tier 1 risk based capital to risk weighted assets	12.87	10.77	12.87	10.77
Tangible capital to tangible assets	8.39	7.62	8.39	7.62
Tier 1 leverage (core) capital to adjustable tangible assets	8.39	7.62	8.39	7.62
Shareholders’ equity to total assets	9.51	9.03	9.51	9.03

___________________________
(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’
      equity to total assets. During the quarter ended December 31, 2011, the Company made a $3.2 million capital infusion to the Bank.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	June 30, 2012	March 31, 2012	September 30, 2011
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage	$1,225	$984	$759
Construction and Development:
Residential and commercial	1,050	-	-
Commercial:
Commercial real estate	-	436	195
Other	587	-	22
Consumer:
Home equity lines of credit	-	-	16
Second mortgages	1,313	1,471	1,701
Other	15	-	16
Total	$4,190	$2,891	$2,709

The table below sets forth our non-performing assets and performing troubled debt restructurings which were in accruing status at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest at any of the dates of the table below.

	June 30, 2012	March 31, 2012	September 30, 2011
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$4,118	$4,425	$2,866
Construction and development:
Residential and commercial(1)	2,659	3,210	6,617
Commercial:
Commercial real estate(2)	2,814	2,822	1,765
Other	201	201	229
Consumer:
Home equity lines of credit	23	43	61
Second mortgages	813	1,029	1,377
Other	-	-	-
Total non-accruing loans	10,628	11,730	12,915
Other real estate owned and other foreclosed assets:
Residential mortgage	1,341	1,374	3,872
Construction and development:
Residential and commercial	-	-	-
Land	99	164	-
Commercial:
Commercial real estate	2,742	3,171	4,415
Multi-family	-	-	-
Other	34	34	34
Consumer:
Second mortgages	-	-	-
Total	4,216	4,743	8,321
Total non-performing assets	14,844	16,473	21,236

Performing troubled debt restructurings:
Residential mortgage	870	876	1,049
Construction and development:
Land loans	1,151	1,154	1,160
Commercial:
Commercial real estate(3)	6,062	6,100	7,919
Other	175	175	175
Consumer:
Home equity lines of credit	-	-	37
Total	8,258	8,305	10,340
Total non-performing assets and performing troubled debt restructurings	$23,102	$24,778	$31,576
Ratios:
Total non-accrual loans as a percent of gross loans	2.26%	2.48%	2.52%
Total non-performing assets as a percent of total assets	2.27%	2.53%	3.19%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	3.53%	3.80%	4.74%
________________________
(1) At June 30, 2012 and March 31, 2012, includes two loans to one borrower classified as TDRs in the aggregate amount of $1.6 million.
(2) At June 30, 2012 and March 31, 2012, includes one loan classified as a TDR in the aggregate amount of $1.3 million.